Exhibit 99.1

Investor Contact: Robert Jaffe rjaffe@rjaffeco.com 424.288.4098

NANTHEALTH ANNOUNCES $137.5 MILLION NEW FINANCING WITH HIGHBRIDGE CAPITAL MANAGEMENT AND NANT CAPITAL

–Transaction proceeds to be used to retire NantHealth’s existing convertible notes due in 2021, invest in established businesses, and accelerate growth initiatives including NantHealth’s continued expansion of SaaS offerings
–Maturity date of NantHealth’s existing subordinated note extended to 2026

Culver City, Calif. – April 14, 2021 — NantHealth, Inc. (NASDAQ-GS: NH), a provider of enterprise solutions that help transform complex data into actionable insights, today announced the signing of a new financing that will include the issuance of $137.5 million aggregate principal amount of new senior unsecured convertible notes due 2026 (the "2026 Notes") in a private transaction, with the common stock that may be issued upon a conversion to be registered under the Securities Act of 1933, as amended (the "Securities Act"). As part of the transaction, the company will enter into an agreement to extend the maturity of its existing subordinated note to October 2026. The company intends to use the proceeds of the 2026 Notes to retire its existing convertible notes due December 2021 (the “2021 Notes”) and further invest in initiatives to grow its business.

The 2026 Notes will be issued to two existing NantHealth investors: certain funds managed by Highbridge Capital Management, LLC (“Highbridge”), a current holder of the company’s 2021 Notes, and Nant Capital, LLC, an affiliated entity owned by the company’s majority equity investor and holder of the company’s subordinated notes. The investors will purchase $137.5 million in aggregate principal amount of the 2026 Notes. The parties expect the 2026 Notes financing transaction to close on or before April 27, 2021.

In addition, each of Highbridge and Cambridge Equities, LP (also an affiliate owned by the company’s majority shareholder), have agreed to convert $5 million ($10 million in total) of their holdings of the 2021 Notes to shares of NantHealth common stock on April 14, 2021.

“This transaction provides several immediate benefits to NantHealth, including enhancing our financial flexibility and funding our growth initiatives,” said Ron Louks, NantHealth’s Chief Operating Officer. “Not only does this financing address the upcoming maturity of our 2021 Notes, but importantly provides us with the resources to invest in our established businesses, NaviNet and Eviti, and accelerate the expansion of our recently acquired OpenNMS business. We thank our financing partners, Highbridge and Nant Capital, for their continued support.”

Jonathan Segal, Co-Chief Investment Officer of Highbridge, said, “We are very pleased to increase our investment in NantHealth. Last year, NantHealth made a strategic decision to expand beyond healthcare by providing enterprise solutions to help businesses in other industries. We believe this financing will help NantHealth achieve this goal and continue further product expansion.”

Exhibit 99.1

The 2026 Notes will bear interest of 4.5% that will be payable semiannually, unless earlier converted to the company’s common stock, redeemed or repurchased in accordance with their terms. The final terms of the 2026 Notes, including the interest rate, initial conversion rate, and other terms, will be disclosed in the company’s filings with the U.S. Securities and Exchange Commission (SEC).

A Special Committee of the NantHealth Board of Directors, consisting of the independent directors, undertook a thorough review of the transaction and unanimously recommended that NantHealth proceed with the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2026 Notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NantHealth, Inc.
NantHealth, a member of the NantWorks ecosystem of companies, provides enterprise solutions that help businesses transform complex data into actionable insights. By offering efficient ways to move, interpret, and visualize complex and highly sensitive information, NantHealth enables customers in healthcare, life sciences, logistics, telecommunications and other industries to automate, understand and act on data while keeping it secure and scalable. NantHealth’s product portfolio comprises the latest technology in payer/provider collaboration platforms for real-time coverage decision support (Eviti and NaviNet), molecular analysis (GPS Cancer), and data solutions that provide multi-data analysis, reporting and professional services offerings (Quadris). OpenNMS, a NantHealth subsidiary, helps businesses monitor and manage network health and performance. For more information, visit nanthealth.com, follow us on Twitter, Facebook and LinkedIn, and subscribe to our blog.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Risks and uncertainties include, but are not limited to: the proposed 2026 Notes transaction, the anticipated terms and the timing and closing of the 2026 Notes, the exchange of $10 million in 2021 Notes for shares of the company’s common stock, the expected use of the net proceeds from this transaction, whether expressed or implied our ability to successfully integrate our systems and solutions to address a wide range of healthcare issues; our ability to successfully amass the requisite data to achieve maximum network effects; appropriately allocating financial and human resources across a broad array of product and service offerings; raising additional capital as necessary to fund our operations; achieving significant commercial market acceptance for our solutions; establishing relationships with key thought leaders or key decision makers in order to attract, retain and renew partners and clients and obtain reimbursement for our sequencing and molecular analysis solutions; our ability to grow the market for our solutions; successfully enhancing our solutions to achieve market acceptance and keep pace with technological developments; customer concentration; competition; security breaches; data loss or corruption due to failures or errors in our systems and service disruptions at our data centers; bandwidth limitations; our ability to use, disclose, de-identify or license data and to integrate third-party technologies; our use of “open source” software; our ability to continue our relationship with NantOmics; our ability to obtain regulatory approvals; dependence upon senior management; the need to comply with and meet applicable laws and regulations; unexpected adverse events; clinical adoption and market acceptance of our molecular sequencing and analysis solutions; and anticipated cost savings. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Exhibit 99.1
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